Pioneer Growth Shares
December 31, 1998 NSAR
Item 77C

(a) The registrant held a special meeting of shareholders on Tuesday, April 21, 1998, subsequently adjourned to Thursday, June 18, 1998, and Tuesday, July 21, 1998.

(b) Response to sub-item 77C(b) previously reported on registrant's NSAR-A filed electronically with the Commission on August 20, 1998 (Accession No. 0000069404-98-000012).

(c) Results of shareholder voting on Proposal 3 from the registrant's definitive proxy statement filed electronically with the Commission on March 12, 1998 (Accession No. 0000069404-98-000007) (the "Proxy Statement") were previously reported on registrant's NSAR-A filed electronically with the Commission on August 20, 1998 (Accession No. 0000069404-98-000012). The results of shareholder voting on Proposal 1 from the Proxy Statement under the caption "Results of Shareowner Meetings" from the registrant's December 31, 1998 annual report to shareholders filed electronically with the Commission on February 23, 1999 (Accession No. 0000069404-99-000001) are incorporated herein by reference in response to sub-item 77C(c).

(d) None.